EXHIBIT 99.1


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FOR IMMEDIATE RELEASE

CONTACT:  Greg Laborde, Chairman and CEO
          Infinity Capital Group
          80 Broad St.  5th Fl.
          New York, NY. 10004
          212-962-4400
          email: greg@infinitybdc.com

OR

CONTACT:  Chris Watson, President and CEO
          Bravera, Inc.
          1801 Robert Fulton Dr.
          Reston, VA 20191
          877-411-2300
          email: chris.watson@bravera.com

BRAVERA, INC. SIGNS AGREEMENT TO MERGE WITH SATELLITE ORGANIZING SOLUTIONS

NEW YORK, NY, NOVEMBER 16, 2006 - Infinity Capital Group, Inc. announced today that it has signed a merger and investment term sheet with Bravera, Inc., a privately held, Reston, VA-based, enterprise software company with approximately $4.5 million in revenue in 2005. The term sheet provides that Satellite Organizing Solutions, Inc. (Pink Sheets: SOZG), a Portfolio Company of Infinity Capital, shall consummate a reverse triangular merger; pursuant to which, a wholly owned subsidiary shall be merged into Bravera in exchange for cash and equity consideration. Upon completion of the merger and investment transaction, Satellite Organizing Solutions, Inc. will change its name to Bravera, Inc. and the latter company's existing management team will manage the day-to-day operations of the merged entity. The funding associated with the completion of the merger will be provided by an investment group led by Liberty Growth Fund LP. The parties shall use their best efforts to close the Merger on or before December 1, 2006, and shall have the right to extend the closing for up to 30 days, if necessary to complete the conditions of closing. The completion of the merger shall be subject to satisfactory completion of due diligence by the parties.

About Bravera

Bravera products provide organizations with affordable, easy to deploy and support solutions that scale to large enterprise requirements. Bravera clients include commercial and government accounts in all sectors of the economy. Bravera solutions address the problems of tracking, distributing, and processing paperwork in complex workflow environments. Bravera partners with leading service providers to implement its suite of custom-built software products. Bravera products are ready to be installed and are available both commercially and on the GSA schedule (Contract Number: GS-35FO792J).

Bravera Products

Whether you need to restructure and optimize current processes, or are faced with a large-scale enterprise information management challenge, it's time you turned to the Bravera suite of products. Check us out at www.bravera.com.



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About Liberty Growth Fund LP

Liberty Growth Fund LP is a private equity fund that specializes in investing in private and public companies in the small-cap and middle market sectors. Liberty seeks to make investments in companies with strong underlying value and growth prospects. The Fund's flexible investment mandate is driven by the individual opportunity, rather than being bound by any particular industry orientation, investment stage or deal structure.

About Infinity Capital Group, Inc.

Infinity Capital Group, Inc., is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The business of Infinity is to seek out special situation opportunities in emerging growth companies that are in need of initial or expansion financing. Infinity provides managerial assistance and invests in publicly traded vehicles and companies desiring to become publicly traded through either a public offering, or a reverse merger with an existing publicly traded entity. In addition Infinity intends to invest in micro cap public-traded companies seeking PIPEs (Private Investment in Public Entities). Infinity believes that it will have a greater ability to raise additional capital for "follow on" rounds for portfolio companies than a traditional private venture capital fund.

For more information or to receive future press releases, go to Infinity's web site through the following link: http://www.infinitybdc.com/contact.php
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This press release contains  "forward-looking  statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.